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                           SECOND AMENDED AND RESTATED

                                CREDIT AGREEMENT

                          dated as of December 12, 1995

                                     between

                              UNITEL VIDEO, INC.,

                                   as Borrower

                                       and

                         THE CHASE MANHATTAN BANK, N.A.,

                                     as Bank

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          SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 12,
1995 between UNITEL VIDEO, INC. ("Unitel" or the "Borrower") and THE CHASE MANHATTAN BANK, N.A. ("Chase" or the "Bank").


                             PRELIMINARY STATEMENTS

          1. REFERENCES. Reference is made to each of (a) the Amended and Restated Credit Agreement and Guaranty dated as of May 6, 1992 among the Borrower, R Squared, Inc. ("R Squared"), Chase, Chemical Bank ("Chemical") (each of Chase and Chemical a "Bank" and collectively, the "Banks"), Chemical as revolving credit agent for the Banks, and Chase as collateral agent for the Banks (as previously amended and supplemented from time to time, the "1992 Credit Agreement"); and (b) the Assignment of Loans, Liens and Loan Documents dated the date hereof (the "Assignment Agreement") among the Borrower, R Squared, Chase, Chemical, and Heller Financial Inc. ("Heller").

          2. BIFURCATION. Pursuant to the Assignment Agreement each of Chase and Chemical sold and assigned all of their respective rights and obligations under the 1992 Credit Agreement to Heller (other than any mortgage related indebtedness owed to Chase under the 1992 Credit Agreement). As set forth in the fourth Preliminary Statement hereof, Chase retains mortgage related indebtedness under the 1992 Credit Agreement of Four Million Dollars ($4,000,000) (the "Chase Indebtedness").

          The 1992 Credit Agreement shall now be bifurcated such that the indebtedness sold and assigned to Heller pursuant to the Assignment Agreement shall be governed by the terms and provisions of the Amended and Restated Loan and Security Agreement dated the date hereof between Unitel and Heller, as agent and lender, and the Chase Indebtedness shall be governed by the terms and provisions of this Second Amended and Restated Credit Agreement.

          3. AMENDMENT AND RESTATEMENT. To the extent this Second Amended and Restated Credit Agreement amends the 1992 Credit Agreement, the 1992 Credit Agreement is amended, and to the extent this Second Amended and Restated Credit Agreement restates the 1992 Credit Agreement, the 1992 Credit Agreement is restated.

          4. MORTGAGED PROPERTY. Chase is currently the owner and holder of a consolidated note made by the Borrower which is more particularly described in that certain Note Modification and Consolidation Agreement between the Borrower and Chase dated as of May 18, 1992 and which

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consolidated note evidences an indebtedness in the principal amount of Three
Million Eight Hundred Forty-Five Thousand Eight Hundred Thirty-Three Dollars and Thirty-Five Cents ($3,845,833.35) as of the date hereof (the "Existing Chase Note"). The Existing Chase Note is secured by a consolidated mortgage made by the Borrower which is more particularly described in that certain Mortgage Modification and Consolidation Agreement by and among the New York City Industrial Development Agency (the "Agency"), the Borrower and Chase dated as of May 18, 1992 (the "Existing Chase Mortgage") and which encumbers the Mortgaged Property (as hereinafter defined). In order to restructure and refinance the existing indebtedness evidenced by the Existing Chase Note and extend a restructured credit facility to the Borrower, on the date hereof Chase shall advance an amount equal to One Hundred Fifty-Four Thousand One Hundred Sixty-Six Dollars and Sixty-Five Cents ($154,166.65) to Chemical and take by assignment from Chemical a severed note made by the Borrower (the "Existing Chemical Note") and the severed mortgage made by the Borrower and the Agency which encumbers the Mortgaged Property (the "Existing Chemical Mortgage") and which secures the Borrower's obligations under the Existing Chemical Note, and Chase shall consolidate the Existing Chase Note with the Existing Chemical Note, as assigned, into a single indebtedness in the principal amount of Four Million Dollars ($4,000,000) pursuant to a Note Consolidation and Modification Agreement between the Borrower and Chase of even date herewith (the "Note Consolidation and Modification Agreement" in substantially the form of Exhibit B hereto) (the Existing Chase Note and the Existing Chemical Note, as consolidated and modified, the "Amended and Restated Term Loan Note" in substantially the form of Exhibit A hereto) and consolidate the Existing Chase Mortgage with the Existing Chemical Mortgage, as assigned, into a single lien of $4,000,000 pursuant to a Mortgage Consolidation and Modification Agreement between the Borrower and Chase of even date herewith (the "Mortgage Consolidation and Modification Agreement" in substantially the form of Exhibit C hereto) (the Existing Chase Mortgage and the Existing Chemical Mortgage, as consolidated and modified, the "Consolidated Term Loan Mortgage" in substantially the form of Exhibit D hereto).


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01 DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):


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          "Affected Loans" has the meaning specified in Section 2.16.

          "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "controls", "controlled by" and "under common control with" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly five percent (5%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or five percent (5%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a corporation solely by reason of his or her being an officer or director of such corporation.

          "Agreement" means this Second Amended and Restated Credit Agreement.

          "Amended and Restated Term Loan" has the meaning specified in Section 2.01.

          "Amended and Restated Term Loan Note" has the meaning specified in Preliminary Statement designated 3.

          "Amendment to Guarantee and Contingent Purchase Agreement" means the Amendment to Guarantee and Contingent Purchase Agreement in substantially the form of Exhibit E hereto, to be delivered by the Borrower under the terms of this Agreement.

          "Amendment to Loan Agreement" means the Amendment to Loan Agreement in substantially the form of Exhibit F hereto, to be delivered by the a trustee under the ESOT Agreement under the terms of this Agreement.

          "Applicable Lending Office" shall mean, for each type of Loan, the lending office of the Bank


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(or of an affiliate of the Bank) designated for such type of Loan, on the signature pages hereof or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify to the Borrower as the office by which its Amended and Restated Term Loan of such type is to be made and maintained.

          "Applicable Margin" means: (1) with respect to a Prime Rate Loan, three quarters of one percent (.75%); and (2) with respect to a LIBOR Loan, two and one half of one percent (2.50%);

          "Bank" has the meaning specified in the preamble to this Agreement.

          "Board of Governors" means the Board of Governors of the Federal Reserve System or any successor.

          "Borrower" has the meaning specified in the preamble to this Agreement.

          "Business Day" means: (1) any day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York; and (2) if the applicable day relates to a LIBOR Loan, an Interest Period with respect to a LIBOR Loan, or notice with respect to any LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

          "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

          "Cash Dividends" means, for any period, the amount of cash dividends paid by the Borrower during such period.

          "Code" means the Internal Revenue Code of 1986.

          "Collateral" means any and all real property or fixtures or other assets subject to a Lien granted by any of the Mortgage Documents.

          "Consolidated Capital Expenditures" means, for any period, the amount of gross expenditures made or required to be made during such period for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) by the Borrower or any Consolidated Subsidiary.

          "Consolidated Current Portion of Long Term Debt" means, for any period, the portion of Long Term Debt of the Borrower and its Consolidated Subsidiaries as of the beginning of such period which is scheduled to be paid

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during such period, all as determined in accordance with GAAP (but excluding (i)
the scheduled payments of principal of Term Loan B under the Heller Loan Agreement, and (ii) the non-scheduled mandatory prepayments of principal of the Amended and Restated Term Loan required to be made by the Borrower during such period in accordance with Section 2.06 hereof).

          "Consolidated Deferred Financing Costs" means, for any period, all deferred financing costs with respect to all Debt of the Borrower and its Consolidated Subsidiaries on a consolidated basis, all as determined in accordance with GAAP.

          "Consolidated Deferred Liabilities" means the deferred liabilities of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

          "Consolidated Depreciation" means, for any period, the depreciation and amortization of the Borrower and the Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

          "Consolidated Earnings Before Interest, Taxes and Depreciation" means, for any period, Consolidated Earnings from Operations for such period, plus Consolidated Interest Expense for such period plus Consolidated Depreciation for such period.

          "Consolidated Earnings from Operations" means, for any period, the earnings from operations exclusive of extraordinary items (i.e., items included in a separate line item in the consolidated statements of operations of the Borrower and its Consolidated Subsidiaries), of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

          "Consolidated Interest Expense" means, for any period, all interest paid or required to be paid on all Debt of the Borrower and the Consolidated Subsidiaries on a consolidated basis, all as determined in accordance with GAAP excluding the amortization of all Consolidated Deferred Financing Costs and accreted interest for such period.

          "Consolidated Subsidiaries" means with respect to the Borrower, any Subsidiary of the Borrower at the time when such term is used, the accounts of which, in accordance with GAAP, are or are required to be in a consolidated financial statement of the Borrower and its consolidated subsidiaries.

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          "Consolidated Tangible Net Worth" means, as at any date of determination thereof, the sum of the following for the Borrower and its Consolidated Subsidiaries on a consolidated basis determined (without duplication) in accordance with GAAP:

           (i) the common stock portion of stockholders' equity, PLUS

          (ii) the preferred stock portion of stockholders' equity, PLUS

         (iii) the amount of additional paid-in capital and retained earnings (or, in the case of an additional paid-in capital or retained earnings deficit, MINUS the amount of such deficit), MINUS

          (iv) the sum of the following: loans to officers, directors or employees of the Borrower or any Consolidated Subsidiary, the cost of treasury shares and unearned employee benefit expense (i.e., the amount held in any ESOP suspense account for the purpose of repurchasing stock) and the book value of all assets of the Borrower and its Consolidated Subsidiaries which should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at additional paid-in capital and retained earnings) but in any event including goodwill, research and development costs, trade-marks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, and all reserves.

          "Consolidated Taxes" means, for any period, the income and franchise taxes of the Borrower and the Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

          "Consolidated Term Loan Mortgage" has the meaning specified in Preliminary Statement designated 3.

          "Consolidated Total Liabilities" means, as at any date of determination thereof, all Debt of the Borrower and its Consolidated Subsidiaries on a consolidated basis and all other liabilities of the Borrower and its Consolidated Subsidiaries on a consolidated basis which should be classified as liabilities on a balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP and in any event including all reserves (other

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than general contingency reserves and reserves representing mere appropriations of surplus).

          "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.10 hereof of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next Interest Period.

          "Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.10 hereof of Loans of one type into Loans of another type, which may be accompanied by the transfer by a Bank (at its sole discretion) of a Loan from one Applicable Lending Office to another.

          "Debt" means: (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under bankers' or trade acceptance facilities; (6) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (7) obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed; and (8) all obligations under any agreement providing for a swap, ceiling rates, ceiling and floor rates, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition.

          "Default" means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Default Rate" means, with respect to an amount of all or any portion of the Amended and Restated Term Loan not paid when due, a rate per annum equal to: (1) if such Loan is a Prime Rate Loan, a variable rate per annum equal to two percent (2%) above the rate then in effect thereon (including the Applicable Margin); (2) if such Loan is a LIBOR Loan, a fixed rate per annum equal to two percent (2%) above the rate of interest then in effect thereon (including the Applicable Margin) at the time of default until the end of the current Interest Period therefor, and thereafter, a variable rate per annum equal to two percent (2%) above the rate of interest for a Prime Rate Loan (including the

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Applicable Margin), and (3) if such Loan is a Fixed Rate Loan, a fixed rate per annum equal to two percent (2%) above the Fixed Rate.

          "Dollars" and the sign "$" mean lawful money of the United States of America.

          "Emedge Works" means Emedge Works, a California general partnership.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

          "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower.

          "ESOT Agreement" means the Unitel Video, Inc. Employee Stock Ownership Trust Agreement, dated as of May 8, 1987, between the Borrower and the trustees named therein.

          "ESOP" means the Unitel Video, Inc. Employee Stock Ownership Plan, established by the Borrower for the benefit of employees of the Borrower and certain of its Subsidiaries, as said Plan shall be modified, supplemented and in effect from time to time.

          "ESOT" means the Unitel Video, Inc. Employee Stock Ownership Trust.

          "ESOT Loan" means the One Million Two Hundred Fifty Thousand Dollar ($1,250,000) ESOT Loan made pursuant to the terms and conditions of the ESOT Loan Agreement.

          "ESOT Loan Agreement" means the ESOT Loan Agreement dated as of May 13, 1987 among Herbert Bass, Alex Geisler, John Hoffman and Barry Knepper as trustees of the ESOT and Chase.

          "ESOT Mortgage" means the ESOT Mortgage in substantially the form of Exhibit F hereto.

          "ESOT Obligations" means any and all amounts payable to Chase pursuant either to the ESOT Loan Agreement or guaranteed by the Borrower and payable pursuant to the Guarantee and Contingent Purchase Agreement.

          "Event of Default" means any of the events specified in Section 8.01, provided that any requirement for

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the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Existing Chase Note" has the meaning specified in Preliminary Statement designated 3.

          "Existing Chemical Note" has the meaning specified in Preliminary Statement designated 3.

          "Fiscal Year" means the fiscal year of the Borrower and its Consolidated Subsidiaries, which year begins on September 1 and ends on August 31.

          "Fixed Rate" means the rate of interest per annum (expressed as a percentage) which may be quoted by the Bank in its sole discretion as the applicable rate of interest on all or any portion of the Amended and Restated Term Loan.

          "Fixed Rate Loan" means all or any portion of the Amended and Restated Term Loan when and to the extent the interest rate therefor is determined by reference to the Fixed Rate.

          "GAAP" means generally accepted accounting principles as in effect on August 31, 1995 applied in a manner consistent with the preparation of the consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 4.06 hereof, provided, that if the concept of deferred taxes is eliminated from generally accepted accounting principles as in effect after the date of this Agreement, deferred taxes shall no longer be used in calculating any amounts hereunder.

          "Good Faith Contest" means the contest of an item if: (1) the item is diligently pursued and contested in good faith, including, if required, by appropriate proceedings timely instituted; (2) adequate cash reserves are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item could not result in a Material Adverse Change.

          "Governmental Approvals" means any authorization, consent, approval, license, permit, certification or exemption of, registration or filing with or report or notice to, any Governmental Authority.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.


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

          "Guarantee and Contingent Purchase Agreement" means the Guarantee and Contingent Purchase Agreement dated as of May 13, 1987 between the Borrower and Chase, as amended, modified, or supplemented from time to time, whereby the Borrower guarantees the obligations of the ESOT under the ESOT Loan Agreement.

          "Heller Loan Agreement" means the Amended and Restated Loan and Security Agreement dated as of December 12, 1995 between Unitel Video, Inc., as Borrower and Heller Financial, Inc., as Agent and Lender.

          "Interest Period" means with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made and ending, as the Borrower may select, pursuant to Section 2.02 on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

          "Jee See Notes" means the twelve subordinated notes dated February 24, 1995 made by the Borrower in favor of Jee See & Co., Inc., a California corporation, which in the aggregate equal Seven Hundred Fifty Thousand Dollars ($750,000)

          "Law" means any federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

          "LIBOR Base Rate" means, with respect to any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) quoted at approximately 11:00 a.m. London time (or as soon thereafter as practicable) by the principal London branch of Chase on the date two (2) Business Days prior to the first day of such Interest Period for such LIBOR Loan for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period, and in an amount, comparable to such Interest Period and principal amount of the LIBOR Loan which shall be made by the Bank and outstanding during such Interest Period.

          "LIBOR Interest Rate" means for any LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be equal to the quotient of (1) the LIBOR Base Rate for such Loan for


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the Interest Period therefor, divided by (2) one minus the LIBOR Reserve
Requirement for such Interest Period.

          "LIBOR Loan" means all or a portion of the Amended and Restated Term Loan when and to the extent the interest rate therefor is determined by reference to the LIBOR Interest Rate.

          "LIBOR Reserve Requirement" means, for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period for such Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding One Billion Dollars ($1,000,000,000) against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall also reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (1) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined or (2) any category of extensions of credit or other assets which include LIBOR Loans.

          "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

          "Loan" means any portion of the Amended and Restated Term Loan to the extent it is a Prime Rate Loan, a LIBOR Loan, or a Fixed Rate Loan.

          "Loan Document(s)" means this Agreement, the Amended and Restated Term Loan Note, and the Mortgage Documents.

          "Long Term Debt" means all Debt created, assumed or guaranteed by a Person which matures by its terms, or is renewable at the option of such person, to a date more than one (1) year after the date of the original creation, assumption or guarantee of such Debt by such Person.

          "Material Adverse Change" means (1) a material adverse change in the results of operations, condition (financial or otherwise), property or prospects of the Borrower, or (2) any event or occurrence of whatever nature which could have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents to which it is a party.

          "Maturity Date" means December 12, 2002.

          "Monthly Date" means the fifth (5th) Business Day of each month.

          "Mortgage" means each of the ESOT Mortgage or Consolidated Term Loan Mortgage, or both, as the context may require.

          "Mortgage Consolidation and Modification Agreement" has the meaning specified in Preliminary Statement designated 3.

          "Mortgage Documents" means the Mortgage Consolidation and Modification Agreement, the Consolidated Term Loan Mortgage, and the Note Consolidation and Modification Agreement.

          "Mortgaged Property" means the land and improvements located at 515 West 57th Street, New York, New York 10019, as more fully described in the Mortgage Documents.

          "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

          "Note Consolidation and Modification Agreement" has the meaning specified in Preliminary Statement designated 3.

          "Obligations" means (1) each and every obligation, covenant and agreement of the Borrower now or hereafter existing contained in this Agreement, and any of the other Loan Documents to which the Borrower is a party, whether for principal, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of the Borrower to the Bank now existing or hereafter incurred under or arising out of or in connection with the Amended and Restated Term Loan Note, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith, and (2) any amounts paid by the Bank in preservation of any of the

Bank's rights or interest in the Collateral, together with interest on such amounts from the date such amounts are paid until reimbursement in full at a rate per annum equal at all times to the Default Rate on Prime Rate Loans; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of the Borrower under any instrument now or hereafter evidencing or securing any of the foregoing.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

          "Plan" means any plan, agreement, arrangement or commitment which is an employee benefit plan, as defined in section 3(3) of ERISA, maintained by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate at any relevant time has any liability or obligation to contribute.

          "Prime Rate" means the rate of interest as announced by Chase at its Principal Office as in effect from time to time as its prime commercial lending rate.

          "Prime Rate Loan" means all or a portion of the Amended and Restated Term Loan when and to the extent the interest rate therefor is determined by reference to the Prime Rate.

          "Principal Office" means One Chase Manhattan Plaza, New York, New York, 10081, or such other office designated by Chase as its principal or head office.

          "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

          "Quarterly Date(s)" means the last day of each February, May, August and November.

          "Real Property Appraiser" means an independent appraiser of real property acceptable to the Bank.

          "Real Property Appraisal Value" means the fair market value of the Mortgaged Property as determined by the Real Property Appraiser, as set forth in the most recent

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report furnished by such Appraiser to the Borrower and the Bank.

          "Regulation D" means Regulation D of the Board of Governors as the same may be amended or supplemented from time to time.

          "Regulatory Change" means, with respect to the Bank, any change after the date of this Agreement in United States Federal law, state law or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Bank of or under any United States Federal law, state law or foreign law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Reportable Event" means any of the events set forth in Section 4043 of ERISA or in the regulations thereunder.

          "R Squared" means R Squared, Inc., a California corporation.

          "Subordinated Debt" means the Debt evidenced by the Subordinated
Notes.

          "Subordinated Notes" means each of (1) the Two Million Five Hundred Thousand Dollar ($2,500,000) term note dated May 6, 1992 made by the Borrower in favor of ScanLine Communications, a Wisconsin general partnership, and (2) the Jee See Notes.

          "Subsidiary" means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

          "Third Closing Date" means December 12, 1995.

          "type" means, with regard to each Loan, such Loan is either a Prime Rate Loan or a LIBOR Loan.

          SECTION 1.02 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and except as provided herein, all financial data and calculations as to compliance with financial covenants submitted pursuant to this Agreement shall be prepared in accordance with such principles.

          SECTION 1.03  RULES OF CONSTRUCTION.  When used in this Agreement:
(1) "or" is not exclusive; (2) a reference to a Law includes any amendment or modification to such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; and (4) a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents.


                                   ARTICLE II

             AMOUNT AND TERMS OF THE AMENDED AND RESTATED TERM LOAN

          SECTION 2.01 AMENDED AND RESTATED TERM LOAN. The Bank agrees, on the terms and conditions set forth in this Agreement, that as of the Third Closing Date, the Existing Chase Note and the Existing Chemical Note will be consolidated into a single Amended and Restated Term Loan Note consolidating and continuing a loan (the "Amended and Restated Term Loan") to the Borrower in a principal amount of Four Million Dollars ($4,000,000). Any principal amount of the Amended and Restated Term Loan which is prepaid or repaid cannot be reborrowed.

          The Amended and Restated Term Loan may be: (1) a Prime Rate Loan; (2) a LIBOR Loan; (3) if offered by Chase and agreed to by the Borrower, a Fixed Rate Loan; or (4) any combination of the foregoing, as determined by the Borrower and notified to the Bank in accordance with Section 2.12.

          SECTION 2.02 INTEREST PERIODS; REQUEST FOR FIXED RATE LOAN. In the case of each LIBOR Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations; (1) no Interest Period may extend beyond the last date the Amended and Restated Term Loan is scheduled to be repaid; (2) no Interest Period for a LIBOR Loan shall have a duration less than one month, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available; and (3) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day, unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

          In the case of Fixed Rate Loans, the Borrower may make one request that Chase convert, subject to the terms hereof, all or part of any type of Loan into a Loan to which the Fixed Rate applies by providing Chase with a written or telegraphic or facsimile request (effective upon receipt), by no later than 10:00 a.m. (New York time) on the proposed date of borrowing, specifying the proposed amount of such Loan and requesting that Chase quote a rate for such Loan to the Borrower. If Chase, in its sole discretion, quotes a rate to the Borrower in response to such request and the Borrower immediately accepts such rate, then such annual rate of interest shall apply to such Fixed Rate Loan until the Maturity Date. If Chase in its sole discretion does not quote a rate to the Borrower or if the Borrower fails to accept the quoted rate, the applicable annual rate of interest which applies to such Loan shall be the Prime Rate or the LIBOR Interest Rate in accordance with the Section 2.10 hereof.
Once all or a portion of the Amended and Restated Term Loan has been converted to a Fixed Rate Loan, no other portion of the Amended and Restated Term Loan can be converted to a Fixed Rate Loan.

          SECTION 2.03 INTEREST. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Amended and Restated Term Loan at a rate per annum as follows: (1) for a Prime Rate Loan at a rate equal to the Prime Rate plus the Applicable Margin; (2) for a LIBOR Loan at a rate equal to the LIBOR Interest Rate plus the Applicable Margin; and (3) for a Fixed Rate Loan at a rate equal to the Fixed Rate. Any principal amount not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

          The interest rate on each Prime Rate Loan shall change when the Prime Rate changes. Interest on each Amended and Restated Term Loan shall not exceed the maximum amount permitted under applicable law and shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

          Accrued interest shall be due and payable in arrears upon any payment of principal and (1) for each Prime Rate Loan and Fixed Rate Loan, on each Monthly Date, commencing the first such date after the Third Closing Date, (2) for each LIBOR Loan, on the last day of an Interest Period with respect thereto and, in the case of an Interest Period greater than three (3) months, at three
(3) months' intervals after the first day of such Interest Period, and (3) interest accruing at the Default Rate shall be due and payable on demand.

          SECTION 2.04 NOTE. The Amended and Restated Term Loan shall be evidenced by, and repaid with interest in accordance with, a single Amended and Restated Term Loan Note of the Borrower, in substantially the form of Exhibit A duly completed, in the principal amount equal to Four Million Dollars ($4,000,000), payable to the Bank for the account of its Applicable Lending Office. The Amended and Restated Term Loan Note shall be dated the Third Closing Date and the principal of the Amended and Restated Term Loan shall be repaid in eighty-four (84) consecutive monthly installments where each of the first eighty-three (83) installments shall be in an amount equal to Twenty-Two Thousand Two Hundred and Fifty Dollars ($22,250) and the eighty-fourth installment shall be in an amount equal to Two Million One Hundred Fifty-Three Thousand Two Hundred Fifty Dollars ($2,153,250); the first installment shall be due on January 5, 1996, with subsequent installments on the fifth day of each month thereafter, to and including December 5, 2002; PROVIDED, HOWEVER, that the last such installment shall be in an amount necessary to repay in full the unpaid principal amount of such Amended and Restated Term Loan.

          SECTION 2.05 OPTIONAL PREPAYMENTS. The Borrower may, upon at least one (1) Business Day's notice to the Bank in the case of Prime Rate Loans or Fixed Rate Loans, and at least three Business Day's notice to the Bank in the case of LIBOR Loans, prepay the Amended and Restated Term Loan Note, in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that: (1) each partial prepayment shall be in a principal amount of not less than One Hundred Thousand Dollars ($100,000); (2) LIBOR Loans may be prepaid only on the last day of the Interest Period for such Loan; and
(3) Fixed Rate Loans may be prepaid only if the Borrower pays the Bank the fees set forth in Section 2.07. Except as provided above, prepayments of the Amended and Restated Term Loan in accordance with the terms of this Section 2.05 shall be without premium or penalty.

          SECTION 2.06 MANDATORY PREPAYMENTS. If at any time a Real Property Appraisal demonstrates that the aggregate outstanding principal amount of each of the Amended and Restated Term Loan and the ESOT Loan exceeds seventy-five percent of the Real Property Appraisal Value, then the Borrower shall immediately (1) have a standby letter of credit issued for the benefit of Chase in an amount equal to such excess, in a form and by a party acceptable to Chase, and with respect to which Chase shall have the ability to draw at any time on such standby letter of credit, or (2) make a payment to the Bank in an amount equal to such excess which payment shall be applied pro rata to the remaining scheduled installments of principal of the Amended and Restated Term Loan.

          SECTION 2.07 PREPAYMENT PREMIUM ON FIXED RATE LOANS. Any prepayment by the Borrower of the Fixed Rate Loans shall be accompanied by a prepayment premium on any principal balance prepaid equal to the total of the present values of the monthly prepayment premiums for each month from the date of prepayment through the remaining term of the Amended and Restated Term Loan.
The monthly prepayment premium shall be the product of (1) the principal amount prepaid, (2) multiplied by the interest rate differential, (3) divided by 12. The interest rate differential shall equal the difference between (a) the average yield on U.S. Treasury Securities having maturities matching the original term of the Amended and Restated Term Loan on the Third Closing Date and (b) the average yield of U.S. Treasury Securities having maturities matching the remaining term of the Amended and Restated Term Loan on the prepayment date. The present value of each monthly prepayment premium shall be the monthly prepayment premium discounted from the due date thereof to the prepayment date at a discount rate equal to the average yield on U.S. Treasury Securities having maturities matching the remaining term of the Amended and Restated Term Loan. Anything to the contrary notwithstanding, no prepayment premium will be payable upon the prepayment of the Amended and Restated Term Loan if, on the prepayment date, (b) is greater than (a). A determination by the Bank of any amounts payable pursuant to this Section 2.07 shall be conclusive absent manifest error.

          SECTION 2.08 METHOD OF PAYMENT. The Borrower shall make each payment under this Agreement and under the Amended and Restated Term Loan Note not later than 2:00 P.M. (New York time) on the date when due in lawful money of the United States to the Bank in immediately available funds. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Bank's Amended and Restated Term Loan Note, to charge from time to time against any account it maintains with the Bank any amount so due to the Bank.

          Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Amended and Restated Term Loan Note shall be stated to be due on any day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

          SECTION 2.09 MARGIN STOCK. The Borrower shall not, directly or indirectly, use any part of the proceeds of the Amended and Restated Term Loan for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

          SECTION 2.10  CONVERSIONS OR CONTINUATION OF LOANS.  Subject to
Section 2.11 hereof, the Borrower shall have the right to Convert Loans of one type into Loans of another type or Continue Loans of one type as Loans of the same type, at any time or from time to time, provided that: (1) the Borrower shall give the Bank notice of each such Conversion or Continuation as provided in Section 2.12; (2) LIBOR Loans may be Converted or Continued only on the last day of an Interest Period for such Loans; and (3) no Loans may be Converted into LIBOR Loans or Continued as LIBOR Loans if a Default or Event of Default shall have occurred and is continuing.

          SECTION 2.11 MINIMUM AMOUNTS. Each Conversion of Loans made by the Bank shall, in the case of Prime Rate Loans, be in an amount at least equal to Fifty Thousand Dollars ($50,000), and in the case of LIBOR Loans, be in an amount at least equal to Fifty Thousand Dollars ($50,000) (Conversions of or into Loans of different types or, in the case of LIBOR Loans having different Interest Periods at the same time hereunder to be deemed separate Conversions for purposes of the foregoing, one for each type or Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans of the Bank having the same Interest Period shall be at least equal to Fifty Thousand Dollars ($50,000) and, if any LIBOR Loan would otherwise be in a lesser principal amount for any period, such LIBOR Loan shall be a Prime Rate Loan during such period.

          SECTION 2.12 CERTAIN NOTICES. Notices by the Borrower to the Bank of Conversions, and Continuations of all or any portion of the Amended and Restated Term Loan and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Bank not later than 10:00 a.m. New York time on the number of Business Days prior to the date of the relevant Conversion, and Continuation or the first day of such Interest Period specified below:

                                   Number of
     Notice                        Business Days Prior
     ------                        -------------------
Conversions into Prime Rate Loans       one  (1)

Conversions into, Continuations
as, or duration of Interest
Period for, LIBOR Loans                 two (2)

Each such notice of Conversion or Continuation shall specify the Loan to be Converted or Continued, the amount (subject to Section 2.11) thereof, the Interest Period therefor in the case of LIBOR Loans, and the date of Conversion or Continuation (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the LIBOR Loans to which such Interest Period is to relate. In the event that the Borrower fails to select the type of Loan, or the duration of any Interest Period, for any LIBOR Loan within the time period and otherwise as provided in this Section 2.12, such Loan (if outstanding as a LIBOR Loan) will be automatically Converted into a Prime Rate Loan on the last day of the then current Interest Period for such LIBOR Loan.

          SECTION 2.13 ADDITIONAL COSTS. The Borrower shall pay directly to the Bank from time to time on demand such amounts as the Bank may determine to be necessary to compensate it for any increased costs which the Bank determines are attributable to its making or maintaining any LIBOR Loan, or its obligation to Convert any Prime Rate Loan to a LIBOR Loan hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any of such LIBOR Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

          (1) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Amended and Restated Term Loan Note in respect of any of such LIBOR Loans (other than taxes imposed on or measured by the overall net income of the Bank or of its Applicable Lending Office for any of such LIBOR Loans by the jurisdiction in which the Bank has its principal office or such Applicable Lending Office); or

          (2) (other than to the extent of the LIBOR Reserve Requirement taken into account in determining the LIBOR Rate, at the commencement of the applicable Interest Period) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any LIBOR Loans or any deposits referred to in the definition of "LIBOR Interest Rate" in Section 1.01 hereof), or any commitment of the Bank; or

          (3) imposes any other condition affecting this Agreement or the Amended and Restated Term Loan Note (or any of such extensions of credit or liabilities).

If the Bank requests compensation from the Borrower under the first paragraph of this Section 2.13, the Borrower may, by notice to the Bank, suspend the obligation of the Bank to Continue LIBOR Loans with respect to which such compensation is requested or to Convert Prime Rate Loans to LIBOR Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 2.16 hereof shall be applicable).

          Without limiting the effect of the provisions of the first paragraph of this Section 2.13, in the event that, by reason of any Regulatory Change, the Bank either (1) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits of other liabilities of the Bank which includes deposits by reference to which the LIBOR Interest Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes loans based on the LIBOR Interest Rate or (2) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Borrower, the obligation of the Bank to Continue, or to Convert Prime Rate Loans into LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 2.16 hereof shall be applicable).

          Without limiting the effect of the foregoing provisions of this
Section 2.13 (but without duplication), the Borrower shall pay directly to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by the Bank (or any Applicable Lending Office), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of the Amended and Restated Term Loan (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Bank (or any Applicable Lending Office) to a level below that which the Bank (or any Applicable Lending Office) could have achieved but for such law, regulation, interpretation, directive or request). The Bank hereby agrees that it shall designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of Additional Costs and will not, in the sole discretion of the Bank, be illegal or in any way disadvantageous to the Bank.

          Determinations and allocations by the Bank for purposes of this
Section 2.13 of the effect of any

Regulatory Change pursuant to the first or second paragraph of this Section 2.13 or of the effect of capital maintained pursuant to the third paragraph of this
Section 2.13, on its costs or rate of return of maintaining the Amended and Restated Term Loan or on amounts receivable by it in respect of the Amended and Restated Term Loan, and the amounts required to compensate the Bank under this
Section 2.13, shall be conclusive absent manifest error.

          SECTION 2.14 LIMITATION ON TYPES OF LOANS. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Interest Rate for any Interest Period:

          (1) the Bank determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Interest Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided in this Agreement; or

          (2) the Bank determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of "LIBOR Interest Rate" in Section 1.01 hereof upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined do not adequately cover the cost to the Bank of making or maintaining such LIBOR Loans for such Interest Period;

then the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to Convert Prime Rate Loans into LIBOR Loans, or Continue LIBOR Loans, and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Loans, either prepay such LIBOR Loans or Convert such LIBOR Loans into a Prime Rate Loan in accordance with Section 2.10.

          SECTION 2.15 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Bank or its Applicable Lending Office to honor its obligation to maintain LIBOR Loans hereunder or Convert Prime Rate Loans into LIBOR Loans, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to Continue, or to Convert Loans of any other type into LIBOR Loans shall be suspended until such time as the Bank may again make and maintain LIBOR Loans (in which case the provisions of Section 2.16 hereof shall be applicable). If the Bank invokes the foregoing provision, then upon the request of the Borrower the Bank will attempt to establish a different Applicable Lending Office to fulfill its obligation to maintain LIBOR Loans hereunder, provided that such offices are available to the Bank and the Bank incurs no additional costs due to the use of such office unless the Borrower agrees to reimburse the Bank for such costs.

          SECTION 2.16 TREATMENT OF AFFECTED LOANS. If the obligations of the Bank to Continue LIBOR Loans, or to Convert Prime Rate Loans into LIBOR Loans are suspended pursuant to Section 2.13 or 2.15 hereof (LIBOR Loans so affected being herein called "Affected Loans") the Bank's Affected Loans shall be automatically Converted into Prime Rate Loans on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a Conversion required by Section 2.13 or 2.15, on such earlier date as the Bank may specify to the Borrower).

          To the extent that the Bank's Affected Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to the Bank's Affected Loans shall be applied instead to its Prime Rate Loans. All Loans which would otherwise be made or Continued by the Bank as LIBOR Loans shall be made or Continued instead as Prime Rate Loans and all Prime Rate Loans of the Bank which would otherwise be Converted into LIBOR Loans shall remain as Prime Rate Loans.

          SECTION 2.17 CERTAIN COMPENSATION. The Borrower shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense which the Bank determines is attributable to:

          (1) any payment, prepayment, Conversion or Continuation of a LIBOR Loan made by the Bank on a date other than the last day of an Interest Period for such Loan whether by reason of acceleration or otherwise; or

          (2) any failure by the Borrower for any reason to Convert or Continue a LIBOR Loan to be made, Converted or Continued by the Bank on the date specified therefor in the relevant notice issued by the Borrower.

          Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of (1) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid, Converted or Continued or not borrowed, Converted or Continued for the period from and including the date of such payment, prepayment, Conversion or Continuation or failure to Convert or Continue to but excluding the last day of the then current Interest Period for such LIBOR Loan (or, in the case of a failure to Convert or Continue, to but excluding the last day of the Interest Period for such LIBOR Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such LIBOR Loan provided for herein; over (2) the amount of interest (as reasonably determined by the Bank) which the Bank would have bid in the London interbank market for Dollar deposits, for amounts comparable to such principal amount and maturities comparable to such period. A determination of the Bank as to the amounts payable pursuant to this Section 2.17 shall be conclusive absent manifest error.

          SECTION 2.18 RISK-BASED CAPITAL. In the event that the Bank determines that (1) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by the Bank or any corporation controlling the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Bank, such additional amount as shall be certified by the Bank to be the amount allocable to the Bank's obligations to the Borrower hereunder. The Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section 2.18 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

          Determinations by the Bank for purposes of this Section 2.18 of the effect of any increase in the amount of capital required to be maintained by the Bank and of the amount allocable to the Bank's obligations to the Borrower hereunder shall be conclusive absent manifest error.


                                   ARTICLE III

                              CONDITIONS PRECEDENT

          SECTION 3.01 CONDITIONS PRECEDENT TO THIS AGREEMENT AND TO THE AMENDED AND RESTATED TERM LOAN. The obligation of the Bank to enter into this Agreement and to continue the Amended and Restated Term Loan to the Borrower is subject to the condition precedent that the Bank shall have received on or before the Third Closing Date each of the following documents, in form and substance satisfactory to the Bank and its counsel, and each of the following requirements shall have been fulfilled:

          (1) EVIDENCE OF DUE ORGANIZATION OF BORROWER. Certified copies, dated the Third Closing Date, of the Certificate of Incorporation and By-Laws of the Borrower and all amendments thereto;

          (2) EVIDENCE OF ALL CORPORATE ACTION OF THE BORROWER. Certified copies, dated the Third Closing Date, of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each document to be delivered pursuant to this Agreement;

          (3) INCUMBENCY AND SIGNATURE CERTIFICATES OF THE BORROWER. Certificates, dated the Third Closing Date, of the Secretary of the Borrower, certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered pursuant to this Agreement;

          (4) GOOD STANDING CERTIFICATE FOR THE BORROWER. Certificates, dated reasonably near the Third Closing Date, from the Secretary of State (or other appropriate official) of the jurisdictions of incorporation of the Borrower certifying as to the due incorporation and good standing of the Borrower and certificates, dated reasonably near the Third Closing Date, from the Secretary of State (or other appropriate official) of each other jurisdiction where the Borrower is required to be qualified to conduct business, certifying that the Borrower is duly qualified to do such business and is in good standing in such state;

          (5) AMENDED AND RESTATED TERM LOAN NOTE. The Amended and Restated Term Loan Note duly executed by the Borrower;

          (6) OPINION OF COUNSEL. A favorable opinion of Karen Lapidus, Esq., General Counsel of the Borrower in substantially the form of Exhibit G and as to such other matters as the Bank may reasonably request;

          (7) REAL ESTATE APPRAISAL. An appraisal of the Mortgaged Property by Pearson Partners Inc.;

          (8) REAL PROPERTY APPRAISAL VALUE. Evidence that seventy-five percent (75%) of the Real Property Appraisal Value is greater than or equal to Four Million Three Hundred Thirty-One Thousand Three Hundred

     Ninety-Six Dollars and Thirty-Six Cents ($4,331,396.36);

          (9) FINANCIAL ADVISORY FEE. Payment in full by the Borrower to Chase of the Financial Advisory Fee set forth in the Commitment Letter dated July 21, 1995 from Chase to the Borrower;

          (10) NY IRB BONDS. Evidence satisfactory to the Bank that the NY IRB Bonds have been paid in full;

          (11) MORTGAGE DOCUMENTS, ETC. Each of the Mortgage Documents in the forms attached hereto and any other documents related thereto, all with such other changes as are required by the Bank, including but not limited to changes required to conform the terms of such Documents to the extent they are inconsistent with any of the other Loan Documents duly executed and delivered by the parties thereto and execution by the Borrower of an amendment to this Agreement, if necessary, in the form required by the Bank to address all the issues presented by the changes required by the NY Agency in any of the Mortgage Documents and any other documents related thereto;

          (12) UPDATED TITLE INSURANCE, ETC. (a) A title insurance policy dated the Third Closing Date issued by Lawyer's Title Insurance Company with a liability limit of not less than Four Million Dollars ($4,000,000), insuring each Mortgage as a lien on the good and marketable fee simple title to the Mortgaged Property; which title insurance shall be subject only to such exceptions as shall be approved by the Bank and its counsel and shall contain such endorsements as may be required by the Bank and its counsel;

          (13) AMENDMENT TO GUARANTEE AND CONTINGENT PURCHASE AGREEMENT The Amendment to Guarantee and Contingent Purchase Agreement duly executed by the Borrower;

          (14) AMENDMENT TO LOAN AGREEMENT The Amendment to Loan Agreement duly executed by the Borrower;

          (15) OFFICER'S CERTIFICATE. The following statements shall be true and the Bank shall have received a certificate signed by a duly authorized officer of the Borrower dated the Third Closing Date stating that:

               (a) The representations and warranties contained in this Agreement and in each of the other Loan Documents are correct on and as of the

          Third Closing Date as though made on and as of such date; and

               (b) No Default or Event of Default has occurred and is continuing, or would result from the transactions contemplated by this Agreement and the other Loan Documents; and

          (16) ADDITIONAL DOCUMENTATION. The Bank shall have received such other approvals or documents as any the Bank may reasonably request.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Bank that:

          SECTION 4.01 INCORPORATION, GOOD STANDING AND DUE QUALIFICATION. The Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified to do business and is in good standing in all jurisdictions where failure to so qualify could result in a Material Adverse Change.

          SECTION 4.02 CORPORATE POWER AND AUTHORITY. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and does not and will not: (1) require any consent or approval of the stockholders of the Borrower; (2) contravene the Borrower's charter or bylaws; (3) violate any provision of any Law (including, without limitation, Regulation U of the Board of Governors), order, writ, judgment, injunction, decree, determination, award or Governmental Approval presently in effect having applicability to the Borrower; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien on the Mortgaged Property (other than Liens permitted by the Mortgage Documents); or (6) cause the Borrower to be in default under any such order, writ, judgment, injunction, decree, determination, award or Governmental Approval or any such indenture or loan or credit agreement or other agreement, lease or instrument. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

          SECTION 4.03 COMPLIANCE WITH LAWS. The Borrower is not in violation of any Law which violation could reasonably be expected to result in a Material Adverse Change and the Borrower has not received notice of a violation which would have such effect.

          SECTION 4.04 LEGALLY ENFORCEABLE AGREEMENT. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

          SECTION 4.05 FINANCIAL STATEMENTS. The draft of the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at August 31, 1995, and the related draft consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows of the Borrower and its Consolidated Subsidiaries for the Fiscal Year, and the accompanying draft footnotes, together, with the draft opinion thereon of Grant Thornton, independent certified public accountants, copies of which have been furnished to the Bank, fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the results of the operations of the Borrower and its Consolidated Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied, and since August 31, 1995, there has been no Material Adverse Change. There are no liabilities of the Borrower or any Subsidiary, fixed or contingent, which are material to the financial condition of the Borrower and its Subsidiaries taken as a whole, but are not reflected in the draft financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since August 31, 1995.

          SECTION 4.06 DISCLOSURE. The information, exhibits and reports furnished by the Borrower (or by any Person on behalf of the Borrower) to the Bank in connection with the negotiation of this Agreement, when read as a whole, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          SECTION 4.07  LABOR DISPUTES AND ACTS OF GOD. Except as set forth on
Schedule 4.07 hereto, neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could result in a Material Adverse Change.

          SECTION 4.08 OTHER AGREEMENTS. The Borrower is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

          SECTION 4.10 LITIGATION. There is no pending or to the knowledge of the Borrower threatened action or proceeding against or affecting the Borrower before any court, governmental agency, or arbitrator, which is likely to be adversely determined and if so determined could, in any one case or in the aggregate, result in a Material Adverse Change. Schedule 4.10 hereto contains a description of each action or proceeding pending as of the Third Closing Date where the claim against the Borrower exceeds Five Hundred Thousand Dollars ($500,000).

          SECTION 4.11 NO DEFAULTS ON OUTSTANDING JUDGMENTS OR ORDERS. Except as set forth on Schedule 4.11 hereto, the Borrower has satisfied all judgments, the Borrower is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other Governmental Authority, commission, board, bureau, agency, or instrumentality, domestic or foreign where failure to comply, in any one case or in the aggregate, could result in a Material Adverse Change.

          SECTION 4.12 OWNERSHIP. The Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.06 (other than any properties or assets disposed of in the ordinary course of business).

          SECTION 4.13 SUBSIDIARIES. Set forth on Schedule 4.13 hereto is a complete and accurate list of the Subsidiaries of the Borrower as of the Third Closing Date, showing the jurisdiction of incorporation of each and showing the percentage of the ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid and non-assessable, other than pursuant to the provisions of Section 630 of the Business Corporation Law of the State of New York.

          SECTION 4.14 ERISA. Except with respect to employee benefit plans set forth on Schedule 4.14 hereto, the Borrower is in compliance in all material respects with all applicable provisions of ERISA; neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan under Section 4041(c) of ERISA has been filed nor has any Plan been terminated pursuant to Section 4041(c) of ERISA; no circumstances exist which constitute grounds under Section 4042 of ERISA on which the PBGC could institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from a Multiemployer Plan; the Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of their Plans and there are no unfunded vested liabilities which in the aggregate exceed Fifty Thousand Dollars ($50,000); and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA which in the aggregate exceeds Fifty Thousand Dollars ($50,000).

          SECTION 4.15 OPERATION OF BUSINESS. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, except where the failure to obtain any of the foregoing could not result in a Material Adverse Change, and except as set forth on Schedule 4.15 hereto, the Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

          SECTION 4.16 TAXES. Except as set forth on Schedule 4.16 hereto, the Borrower has filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies thereon required to be paid, including interest and penalties, except to the extent they are the subject of a Good Faith Contest.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

          So long as any portion of the Amended and Restated Term Loan remains outstanding or any obligation under any Loan Document remains outstanding, the Borrower will:

          SECTION 5.01 MAINTENANCE OF EXISTENCE. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which the failure to so qualify could result in a Material Adverse Change.

          SECTION 5.02 MAINTENANCE OF RECORDS. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied for all reporting periods, reflecting all financial transactions of the Borrower and its Subsidiaries.

          SECTION 5.03 MAINTENANCE OF PROPERTIES. Operate its business in a first class manner and maintain, keep and preserve or replace all of its properties necessary to do so.

          SECTION 5.04 COMPLIANCE WITH LAWS. Comply in all material respects with all applicable Laws, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, except to the extent they are the subject of a Good Faith Contest.

          SECTION 5.05 RIGHT OF INSPECTION. At any time and from time to time, upon reasonable notice (which may be telephonic) and during normal business hours, permit the Bank or any agent or representative thereof to examine and, make copies of and abstracts from the records and books of account of, and visit the properties of the Borrower and to discuss the affairs, finances, and accounts of the Borrower with any of its respective officers, directors and independent accountants.

          SECTION 5.06  REPORTING REQUIREMENTS.  Furnish to the Bank:

          (1) UNAUDITED QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters in each Fiscal Year consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such Fiscal Year to the end of such fiscal quarter, and the related consolidated and consolidating balance sheet as at the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding fiscal quarter and period in the preceding Fiscal Year accompanied by a certificate of the chief financial officer of the Borrower, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject for the first three fiscal quarters to normal year-end recurring audit adjustments); provided, however, if there is a change in generally accepted accounting principles after August 31, 1995, which affects the presentation of the financial statements noted above in this Section 5.06(1), then, in addition to the financial statements required above, the Borrower will furnish to the Bank the same financial statements required under this Section 5.06(1) prepared in accordance with then current generally accepted accounting principles at the same time it provides the financial statements noted above in this Section 5.06(1);

          (2) AUDITED ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, consolidated and consolidating statements of operations, consolidated and consolidating statements of changes in stockholders' equity and consolidated and consolidating statements of cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year and the related consolidated and consolidating balance sheet as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, and with respect to the consolidated financial statements accompanied by an unqualified opinion thereon acceptable to the Bank of Grant Thornton or other independent certified public accountants acceptable to the Bank, which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such Fiscal Year in accordance with generally accepted accounting principles then in effect; provided, however, if there is a change in generally accepted accounting principles after August 31, 1995, which affects the presentation of the financial statements noted above in this Section 5.06(2), then, in addition to the financial statements required above, the Borrower will furnish to the Bank the same financial statements required under this Section 5.06(2) prepared in accordance with GAAP at the same time it provides the financial statements noted above in this Section 5.06(2);

          (3) UNAUDITED MONTHLY FINANCIAL STATEMENTS. As soon as available, consolidated and consolidating statements of operations of the Borrower and its Consolidated Subsidiaries for such month (broken down by each division of the Borrower or any Consolidated Subsidiary) and for the period from the beginning of such Fiscal Year to the end of such month, and the related consolidated and consolidating balance sheet as at the end of such month (broken down by each division of the Borrower or any Consolidated Subsidiary); provided, however, if there is a change in generally accepted accounting principles after August 31, 1995, which affects the presentation of the financial statements noted above in this Section 5.06(3), then, in addition to the financial statements required above, the Borrower will furnish to the Bank the same financial statements required under this
     Section 5.06(3) prepared in accordance with then current generally accepted accounting principals at the same time it provides the financial statements noted above in this Section 5.06(3);

          (4) MANAGEMENT LETTERS. When received, a management letter from the accountants which prepared such financial statements and which discusses matters usually addressed in management letters (including, without limitation, the financial controls of the Borrower and its Consolidated Subsidiaries); and promptly upon receipt thereof, copies of any other management letters or reports submitted to the Borrower or any of its Subsidiaries by independent certified public accountants in connection with the examination of the financial statements of the Borrower or any Subsidiary made by such accountants;

          (5) CERTIFICATE OF NO DEFAULT. Together with the quarterly and annual financial statements required to be delivered by the Borrower pursuant to paragraphs (1) and (2) of this Section 5.06, a certificate of the chief financial officer of the Borrower (i) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (ii) in the case of the quarterly and annual financial statements, with computations demonstrating compliance with the covenants contained in Article VII;

          (6) MONTHLY ACCOUNTS RECEIVABLE REPORTS. Together with the monthly financial statements required to be delivered by the Borrower pursuant to paragraph (3) of this Section 5.06, accounts receivable aging schedules along with accounts receivable aging summaries with respect to the Borrower;

          (7) NOTICE OF LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or Governmental Authority, governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries which, if determined adversely, could result in a Material Adverse Change;

          (8) NOTICE OF DEFAULTS AND EVENTS OF DEFAULT. As soon as possible and in any event within three (3) days after any officer or director of the Borrower has knowledge of the occurrence of a Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

          (9)  ERISA REPORTS.  As soon as possible and in any event within seven
     (7) days after any officer or director of the Borrower or any of its Subsidiaries knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any of its Subsidiaries has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrower will deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower and its Subsidiaries proposes to take with respect thereto;

          (10) PROXY STATEMENTS, ETC. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements (other than those relating to stock option plans of the Borrower) which the Borrower files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

          (11) MATERIAL ADVERSE CHANGE. As soon as possible and in any event within three (3) days after the occurrence of any event or circumstances which could result in or has resulted in a Material Adverse Change, written notice thereof;

          (12) OFFICES. Thirty (30) days prior written notice of any change in the chief executive office or principal place or business of the Borrower;

          (13) LIENS. As soon as possible and in any event within three (3) days after the Borrower has knowledge of the assertion of any event that could have a material adverse effect on the value of the Collateral or the Liens created under the Mortgage Documents, written notice thereof;

          (14) ENVIRONMENTAL AUDIT. As soon as possible, a copy of the environmental audit prepared by Warren & Panzer indicating that Mortgaged Property is in a state acceptable to Chase; and

          (15) GENERAL INFORMATION. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Bank may from time to time reasonably request.

          SECTION 5.07 APPRAISAL. Permit an appraisal of the Borrower's Mortgaged Property to be conducted (i) at any time while any portion of the Amended and Restated Term Loan remains outstanding, at the expense of Chase, and
(ii) no more than one time while any portion of the Amended and Restated Term Loan remains outstanding and there is a Material Adverse Change, at the expense of Borrower.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

          So long as any portion of the Amended and Restated Term Loan remains outstanding or any obligation under any Loan Document remains outstanding, the Borrower will not:

          SECTION 6.01 MERGERS, ACQUISITIONS, ETC. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), to any Person (or enter into any agreement to do any of the foregoing) except that any Subsidiary of the Borrower may merge into the Borrower.

          SECTION 6.02 SALE OF ASSETS. Sell assets other than as permitted by the Heller Loan Agreement.

          SECTION 6.03 INVESTMENTS. Make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, except: (1) direct obligations of the United States or any agency thereof with maturities of one (1) year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (3) certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by any commercial bank having both (a) a long term credit rating by either Standard & Poor's Corporation or Moody's Investors Service, Inc. of at least investment grade, and (b) capital and surplus in excess of One Billion Dollars ($1,000,000,000); (4) for stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower, (5) loans or advances made in the ordinary course of business provided that the aggregate amount of all such loans or advances outstanding at any time does not exceed One Hundred Thousand Dollars ($100,000), and (6) loans or advances made by R Squared to Emedge Works provided that the aggregate amount of all such loans or advances outstanding at any time does not exceed One Hundred Fifty Thousand Dollars ($150,000), (7) the Borrower's ownership of the stock of R Squared, and (8) the fifty percent (50%) partnership interest of R Squared in Emedge Works.

          SECTION 6.04 GUARANTIES, ETC. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person in excess of Two Hundred Fifty Thousand Dollars ($250,000) per such Person, except (1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (2) the obligations under the Guarantee and Contingent Purchase Agreement.

          SECTION 6.05 TRANSACTIONS WITH AFFILIATE. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except: (1) transactions in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than it could obtain in a comparable arm's-length transaction with a Person not an Affiliate; and (2) the transactions permitted under the ESOT Agreement and advances to the ESOT to enable it to satisfy the ESOT Obligations.

          SECTION 6.06 CHANGES, AMENDMENTS OR MODIFICATIONS. Change, amend, modify or supplement the Subordinated Notes.

          SECTION 6.07 SUBORDINATED DEBT. Prepay any or all of the Subordinated Debt; or purchase, redeem or otherwise acquire any or all of the Subordinated Debt or permit any Subsidiary to purchase, redeem or otherwise acquire any or all of the Subordinated Debt except that the Borrower may prepay the Jee See Notes in accordance with the terms and provisions of Section 7.5, RESTRICTED JUNIOR PAYMENTS, of the Heller Loan Agreement.

          SECTION 6.08 ACCOUNTING METHODS; FISCAL YEAR END. Except to the extent required by then effective generally accepted accounting principles, change any of its accounting methods or change the end of its Fiscal Year from August 31.

          SECTION 6.09 NO CHANGE IN BUSINESS. Alter or change the nature of its business in any material respect.


                                   ARTICLE VII
                               FINANCIAL COVENANTS

          So long as any portion of the Amended and Restated Term Loan remains outstanding or any obligation under any Loan Document remains outstanding:

          SECTION 7.01 MINIMUM CONSOLIDATED TANGIBLE NET WORTH. The Borrower and its Consolidated Subsidiaries will have as of each Quarterly Date in each period specified below a Consolidated Tangible Net Worth of not less than the amount specified for such date:

                Date                          Amount
                ----                          ------
          Each Quarterly Date                $16,500,000
           during the period from
           August 31, 1995
           to and including
           August 30, 1996

          Each Quarterly Date                $17,000,000
           during the period from
           August 31, 1996
           to and including
           August 30, 1997

          Each Quarterly Date                $17,500,000
           during the period from
           August 31, 1997
           to and including
           August 30, 1998

          Each Quarterly Date                $18,000,000
           during the period from
           August 31, 1998
           to and including
           August 30, 1999

          Each Quarterly Date                $18,500,000
           during the period from
           August 31, 1999
           to and including
           August 30, 2000

          Each Quarterly Date                $19,000,000
           during the period from
           August 31, 2000
           to and including
           August 30, 2001

          Each Quarterly Date                $19,500,000
           during the period from
           August 31, 2001
           to and including
           August 30, 2002

          On August 31, 2002 and             $20,000,000
           on each Quarterly Date
           thereafter

          SECTION 7.02 CONSOLIDATED LEVERAGE RATIO. The Borrower and its Consolidated Subsidiaries will have as of each Quarterly Date in each period specified a ratio of (1) the sum of (a) Consolidated Total Liabilities, less (b) Consolidated Deferred Liabilities, less (c) Subordinated Debt to (2) the sum of
(a) Consolidated Tangible Net Worth, plus (b) Subordinated Debt of not greater than the ratio specified below for such date:

               Date                            Ratio
               ----                            ------

          Each Quarterly Date                2.75 to 1.0
           during the period from
           August 31, 1995
           to and including
           August 31, 1996

           On November 30, 1996 and          2.50 to 1.0
            on each Quarterly Date
            thereafter

          SECTION 7.03 CASH FLOW RATIO. The Borrower and its Consolidated Subsidiaries will have for the prior four quarters (taken as a whole) ending on each Quarterly Date a ratio (1) the sum of (a) Consolidated Earnings Before Interest, Taxes and Depreciation for such period, less (b) Five Million Dollars ($5,000,000) to (2) the sum of (a) Consolidated Interest Expense for such period, plus (b) Consolidated Current Portion of Long Term Debt as of the first day of such period, plus (c) Cash Dividends paid during such period, plus (d) Consolidated Taxes payable for such period, of not less than 1.00 to 1.00.

          SECTION 7.04 MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES. The Borrower and its Consolidated Subsidiaries will not have during any Fiscal Year Consolidated Capital Expenditures in excess of Fifteen Million Dollars ($15,000,000).


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

          SECTION 8.01 EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:

          (1) The Borrower shall fail to pay the principal of the Amended and Restated Term Loan Note when due and payable; or shall fail to make any mandatory prepayment of the Amended and Restated Term Loan as and when required by Section 2.06; or shall fail to pay interest on the Amended and Restated Term Loan Note or any fees or other amounts owing to the Bank under this Agreement or any other Loan Document within three (3) days after such interest or other fees or amounts shall be due and payable;

          (2) Any representation or warranty made or deemed made by the Borrower in any Loan Document to which it is a party or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

          (3) The Borrower shall fail to perform or observe any term, covenant, or agreement contained in Article VI, Article VII or otherwise contained in this Agreement or in any Loan Document (other than the Amended and Restated Term Loan Note) to which it is a party on its part to be performed or observed, and such failure shall remain unremedied for thirty (30) consecutive calendar days after the occurrence thereof and such failure shall continue unremedied for such thirty (30) day period;

          (4) The Borrower shall: (a) fail to pay any Debt under the ESOT Loan Agreement; (b) fail to pay any other Debt where the aggregate amount of such Debt is greater than Five Hundred Thousand Dollars ($500,000), (other than the payment obligations described in (1) above and the obligations noted below) of the Borrower, including but not limited to the Subordinated Debt or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or shall fail to satisfy its obligations under the Guarantee and Contingent Purchase Agreement; (c) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any Debt (other than the payment obligations described in the subsequent provision (d), when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (d) fail to pay the principal of Term Loan B under the Heller Loan Agreement unless any event of default resulting from such failure to pay under the Heller Loan Agreement shall have been waived in writing;

          (5) The Borrower (a) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for its or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have any such petition or application filed or any such proceeding commenced against it, in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of thirty (30) days or more; or (e) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more;

          (6) One or more judgments, decrees, or orders for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be rendered against the Borrower and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

          (7) Except in the case where the Bank fails to perform its duties or obligations under any Loan Document, any Loan Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any party thereto or any party thereto shall deny it has any further liability or obligation under or shall fail to perform its obligations under such Loan Document;

          (8) Except in the case where the Bank fails to perform its duties or obligations under any Loan Document, the ESOT Mortgage shall at any time after its execution and delivery and for any reason cease to create a valid first priority mortgage lien on the property subject thereto and after recordation thereof, a valid and perfected mortgage lien on the property subject thereto;

          (9) Except in the case where the Bank fails to perform its duties or obligations under any Loan Document, (a) the Consolidated Term Loan Mortgage shall at any time after its execution and delivery and for any reason cease to create a valid second priority mortgage lien on the property subject thereto and after recordation thereof, a valid and perfected mortgage lien on the property subject thereto; or (b) any Mortgage Document shall fail to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any party to such Mortgage Document, or any party to such Mortgage Document shall deny it has any further liability or obligation under such Mortgage Document;

          (10) Any event of default (after giving effect to any cure or grace period) as defined in either Mortgage shall occur with respect to such Mortgage;

          (11) Any person or group of persons acting in concert (in each case, excluding officers or directors of the Borrower on the Third Closing Date) holds more than fifty percent (50%) of the outstanding common stock of the Borrower; or

          (12) Any of the following events occur or exist with respect to the Borrower or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with Respect to any Plan; (c) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan pursuant to Section 4041(c) of ERISA; (d) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, would in the opinion of the Bank subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, or the PBGC (or any combination thereof) which in the aggregate exceed or may exceed Five Hundred Thousand Dollars ($500,000);

          (13) The Borrower shall fail to comply with Warren & Panzer, the auditor performing the environmental audit on the Mortgaged Property or Chase, in its sole discretion, shall find the state of the Mortgaged Property as set forth in such environmental audit to be unacceptable;

          (14) The Borrower shall fail to pay any fees within sixty (60) days of the Closing Date with respect to either the real estate appraisal conducted by Pearson Partners Inc. or the environmental audit conducted by Warren & Panzer;

then, and in any such event (other than Section 8.01(5)), the Bank may, by notice to the Borrower, (1) declare the outstanding Amended and Restated Term Loan Note, all interest thereon, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Amended and Restated Term Loan Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; and (2) exercise any of the remedies provided by law or in this Agreement or any of the other Loan Documents; PROVIDED,

HOWEVER, that upon the occurrence of an Event of Default referred to in Section 8.01(5), the outstanding Amended and Restated Term Loan Note, all interest thereon, and any other amounts payable under this Agreement in any of the other Loan Documents, shall be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.


                                   ARTICLE IX

                                  MISCELLANEOUS

          SECTION 9.01 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 9.02 NOTICES, ETC. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing and mailed or delivered by messenger or sent by facsimile, if to the Borrower, at its address at 515 West 57th Street, New York, New York, 10019, Attention: Barry Knepper, Senior Vice President - Finance, with a copy to Karen Lapidus, Esq. at the same address for the Borrower; if to Chase at its address at 1411 Broadway, Fifth Floor, New York, New York, 10018, Attention: Gordon Smith, Vice President; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and communications shall be effective when received.

          SECTION   NO WAIVER; REMEDIES.  No failure on the part of the Bank
to exercise and no delay in exercising, any right, power, or remedy under any Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

          SECTION 9.04 ASSIGNMENT; PARTICIPATION. This Agreement shall be binding upon, and shall inure to the benefit of, the Borrower and the Bank. The Borrower may not assign or transfer its rights or obligations hereunder. The Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its portion of the Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder, and Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder and under any other Loan Document including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document.

          SECTION 9.05 EXPENSES; INDEMNIFICATION. The Borrower agrees to reimburse the Bank on demand for all costs, expenses, and charges (including, without limitation, all reasonable fees and expenses of external legal counsel for the Bank and of persons conducting appraisals as provided in Section 5.10 and of persons conducting field examinations for the Bank) incurred by the Bank in connection with the preparation, performance, or enforcement of this Agreement, the Amended and Restated Term Loan Note, or any other Loan Documents or in connection with any amendment, modification or waiver of the provisions hereof or thereof (whether or not the proposed transaction is consummated). All such costs, expenses, fees and charges paid by the Borrower shall be non-refundable. The Borrower hereby indemnifies and holds harmless the Bank and each director, officer, employee and affiliate thereof (each, an "indemnified person"), from and against any and all losses, claims, damages, expenses and liabilities incurred by any indemnified person that arise out of or relate to any investigation or litigation or other proceeding (including any threatened investigation or litigation or other proceedings and whether or not such indemnified person is a party thereto) relating to the transactions contemplated by the Loan Documents or to the actual or proposed use of the proceeds of the Loans or that are otherwise attributable to the acts or omissions of the Borrower or its officers, employees, agents or advisors in connection with the transactions contemplated by the Loan Documents, including without limitation the reasonable fees and disbursements of counsel incurred in connection with any of the foregoing (but excluding any of the foregoing claimed by any indemnified person to the extent incurred by reason of the gross negligence or willful misconduct of such person as determined by a final judgment of a court).

          The obligations of the Borrower under this Section shall survive the repayment of the Loans and all amounts due under or in connection with any of the Loan Documents.

          SECTION 9.06 RIGHT OF SETOFF. The Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers' lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Borrower at any of the Bank's offices, in Dollars or in any other currency, against any amount payable by the Borrower to the Bank under this Agreement or the Bank's Amended and Restated Term Loan Note, or any other Loan Document which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower thereof; provided that the Bank's failure to give such notice shall not affect the validity thereof.

          SECTION 9.07 TABLE OF CONTENTS; HEADINGS. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

          SECTION 9.08 SEVERABILITY. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

          SECTION 9.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

          SECTION 9.10 INTEGRATION. The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

          SECTION 9.11 GOVERNING LAW. This Agreement and the Notes shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

          SECTION 9.12 JURISDICTION; IMMUNITIES. The Borrower and the Bank hereby irrevocably submit to the jurisdiction of any New York State or United States Federal court sitting in New York City over any action or proceeding arising out of or relating to this Agreement, the Amended and Restated Term Loan Note or any other Loan Document, and the Borrower and the Bank hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Borrower and the Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower or Bank at its address specified in Section 9.03. The Borrower and the Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower and the Bank further waive any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum non conveniens. The Borrower further agrees that any action or proceeding brought against the Bank shall be brought only in New York State or United States Federal court sitting in New York County.

          Nothing in this Section 9.12 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or any of its properties in the courts of any other jurisdictions.

          To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under all of the Loan Documents.

          THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   UNITEL VIDEO, INC.


                                   By /s/ Barry Knepper
                                     ----------------------------------
                                     Name:   Barry Knepper
                                     Title:  Senior Vice President -
                                             Finance and Administration


                                   THE CHASE MANHATTAN BANK, N.A.,
                                     as Bank


                                   By /s/ Gordon L. Smith
                                     ----------------------------------
                                     Name:   Gordon L. Smith
                                     Title:  Vice President



                                   LENDING OFFICE FOR PRIME RATE, FIXED RATE AND LIBOR LOANS:
                                   The Chase Manhattan Bank, N.A.
                                   One Chase Manhattan Plaza
                                   New York, New York  10081

                                TABLE OF CONTENTS
                                                                            Page

     ARTICLE I DEFINITIONS AND ACCOUNTING TERMS. . . . . . . . . . . . . . .   2

          SECTION 1.01  Defined Terms. . . . . . . . . . . . . . . . . . . .   2
          SECTION 1.02  Accounting Terms . . . . . . . . . . . . . . . . . .  13
          SECTION 1.03  Rules of Construction. . . . . . . . . . . . . . . .  14

ARTICLE II     AMOUNT AND TERMS OF THE AMENDED AND RESTATED TERM LOAN. . . .  14

          SECTION 2.01  Amended and Restated Term Loan . . . . . . . . . . .  14
          SECTION 2.02  Interest Periods; Request for Fixed Rate Loans . . .  14
          SECTION 2.03  Interest . . . . . . . . . . . . . . . . . . . . . .  14
          SECTION 2.04  Note . . . . . . . . . . . . . . . . . . . . . . . .  15
          SECTION 2.05  Optional Prepayments . . . . . . . . . . . . . . . .  15
          SECTION 2.06  Mandatory Prepayments. . . . . . . . . . . . . . . .  16
          SECTION 2.07  Prepayment Premium on Fixed Rate Loans . . . . . . .  16
          SECTION 2.08  Method of Payment. . . . . . . . . . . . . . . . . .  17
          SECTION 2.09  Margin Stock . . . . . . . . . . . . . . . . . . . .  17
          SECTION 2.10  Conversions or Continuation of Loans . . . . . . . .  17
          SECTION 2.11  Minimum Amounts. . . . . . . . . . . . . . . . . . .  17
          SECTION 2.12  Certain Notices. . . . . . . . . . . . . . . . . . .  18
          SECTION 2.13  Additional Costs . . . . . . . . . . . . . . . . . .  18
          SECTION 2.14  Limitation on Types of Loans . . . . . . . . . . . .  20
          SECTION 2.15  Illegality . . . . . . . . . . . . . . . . . . . . .  21
          SECTION 2.16  Treatment of Affected Loans. . . . . . . . . . . . .  21
          SECTION 2.17  Certain Compensation . . . . . . . . . . . . . . . .  22
          SECTION 2.18  Risk-Based Capital . . . . . . . . . . . . . . . . .  22

     ARTICLE III    CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . .  23

          SECTION 3.01  Conditions Precedent to this
                        Agreement and to the Amended and Restated
                        Term Loan. . . . . . . . . . . . . . . . . . . . . .  23

     ARTICLE IV     REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . .  25

          SECTION 4.01  Incorporation, Good Standing and Due Qualification .  25
          SECTION 4.02  Corporate Power and Authority. . . . . . . . . . . .  26
          SECTION 4.03  Compliance with Laws . . . . . . . . . . . . . . . .  26
          SECTION 4.04  Legally Enforceable Agreement. . . . . . . . . . . .  26
          SECTION 4.05  Financial Statements . . . . . . . . . . . . . . . .  26
          SECTION 4.06  Disclosure . . . . . . . . . . . . . . . . . . . . .  27
          SECTION 4.07  Labor Disputes and Acts of God . . . . . . . . . . .  27
          SECTION 4.08  Other Agreements . . . . . . . . . . . . . . . . . .  27
          SECTION 4.10  Litigation . . . . . . . . . . . . . . . . . . . . .  27

                                                                            Page

          SECTION 4.11  No Defaults on Outstanding Judgments or Orders . . .  28
          SECTION 4.12  Ownership. . . . . . . . . . . . . . . . . . . . . .  28
          SECTION 4.13  Subsidiaries . . . . . . . . . . . . . . . . . . . .  28
          SECTION 4.14  ERISA. . . . . . . . . . . . . . . . . . . . . . . .  28
          SECTION 4.15  Operation of Business. . . . . . . . . . . . . . . .  28
          SECTION 4.16  Taxes. . . . . . . . . . . . . . . . . . . . . . . .  29

     ARTICLE V AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . .  29

          SECTION 5.01  Maintenance of Existence . . . . . . . . . . . . . .  29
          SECTION 5.02  Maintenance of Records . . . . . . . . . . . . . . .  29
          SECTION 5.03  Maintenance of Properties. . . . . . . . . . . . . .  29
          SECTION 5.04  Compliance With Laws . . . . . . . . . . . . . . . .  29
          SECTION 5.05  Right of Inspection. . . . . . . . . . . . . . . . .  29
          SECTION 5.06  Reporting Requirements . . . . . . . . . . . . . . .  30
          SECTION 5.07  Appraisal. . . . . . . . . . . . . . . . . . . . . .  34

     ARTICLE VI     NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . .  34

          SECTION 6.01  Mergers, Acquisitions, Etc.. . . . . . . . . . . . .  34
          SECTION 6.02  Sale of Assets . . . . . . . . . . . . . . . . . . .  34
          SECTION 6.03  Investments. . . . . . . . . . . . . . . . . . . . .  34
          SECTION 6.04  Guaranties, Etc. . . . . . . . . . . . . . . . . . .  35
          SECTION 6.05  Transactions With Affiliate. . . . . . . . . . . . .  35
          SECTION 6.06  Changes, Amendments or Modifications . . . . . . . .  35
          SECTION 6.07  Subordinated Debt. . . . . . . . . . . . . . . . . .  35
          SECTION 6.08  Accounting Methods; Fiscal Year End. . . . . . . . .  35
          SECTION 6.09  No Change in Business. . . . . . . . . . . . . . . .  35

     ARTICLE VII    FINANCIAL COVENANTS. . . . . . . . . . . . . . . . . . .  35

          SECTION 7.01  Minimum Consolidated Tangible Net Worth. . . . . . .  36
          SECTION 7.02  Consolidated Leverage Ratio. . . . . . . . . . . . .  37
          SECTION 7.03  Cash Flow Ratio. . . . . . . . . . . . . . . . . . .  37
          SECTION 7.04  Maximum Consolidated Capital Expenditures. . . . . .  37

     ARTICLE VIII   EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . .  37

          SECTION 8.01  Events of Default. . . . . . . . . . . . . . . . . .  37

     ARTICLE IX     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . .  41

          SECTION 9.01  Amendments and Waivers . . . . . . . . . . . . . . .  41
          SECTION 9.02  Notices, Etc.. . . . . . . . . . . . . . . . . . . .  41
          SECTION 9.03  No Waiver; Remedies. . . . . . . . . . . . . . . . .  41
          SECTION 9.04  Assignment; Participation. . . . . . . . . . . . . .  42
          SECTION 9.05  Expenses; Indemnification. . . . . . . . . . . . . .  42

                                                                            Page

          SECTION 9.06  Right of Setoff. . . . . . . . . . . . . . . . . . .  43
          SECTION 9.07  Table of Contents; Headings. . . . . . . . . . . . .  43
          SECTION 9.08  Severability . . . . . . . . . . . . . . . . . . . .  43
          SECTION 9.09  Counterparts . . . . . . . . . . . . . . . . . . . .  43
          SECTION 9.10  Integration. . . . . . . . . . . . . . . . . . . . .  43
          SECTION 9.11  Governing Law. . . . . . . . . . . . . . . . . . . .  44
          SECTION 9.12  Jurisdiction; Immunities . . . . . . . . . . . . . .  44


          EXHIBITS

          EXHIBIT A - AMENDED AND RESTATED TERM LOAN NOTE EXHIBIT B - NOTE CONSOLIDATION AND MODIFICATION
                        AGREEMENT
          EXHIBIT C - MORTGAGE CONSOLIDATION AND MODIFICATION
                        AGREEMENT
          EXHIBIT D - AMENDMENT TO GUARANTEE AND CONTINGENT
                        PURCHASE AGREEMENT
          EXHIBIT E - AMENDMENT TO LOAN AGREEMENT
          EXHIBIT F - ESOT MORTGAGE
          EXHIBIT G - OPINION OF COUNSEL

          SCHEDULES

          SCHEDULE 4.07    -  LABOR DISPUTES AND ACTS OF GOD
          SCHEDULE 4.10    -  LITIGATION
          SCHEDULE 4.11    -  NO DEFAULTS ON OUTSTANDING
                               JUDGEMENTS OR ORDERS
          SCHEDULE 4.13    -  SUBSIDIARIES
          SCHEDULE 4.14    -  ERISA
          SCHEDULE 4.15    -  OPERATION OF BUSINESS
          SCHEDULE 4.16    -  TAXES